VIRTUS EQUITY TRUST

(the “Fund”)

AMENDMENT NO. 2 TO

CLASS C SHARES

AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 22nd day of June, 2009 amends that certain Class C Shares Amended and Restated Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated March 1, 2007, as amended as of March 10, 2008, by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of a new series of the Fund which has been approved as a party to the Plan.

NOW, THEREFORE, in consideration of the foregoing premises, the Fund hereby agrees that the Plan is amended as follows:

1. Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part hereof.

2. Except as herein provided, the Plan shall be and remain unmodified and in full force and effect.

APPENDIX A

Virtus Balanced Fund

Virtus Capital Growth Fund

Virtus Growth & Income Fund

Virtus Growth Opportunities Fund

Virtus Mid-Cap Core Fund

Virtus Mid-Cap Growth Fund

Virtus Mid-Cap Value Fund

Virtus Quality Small-Cap Fund

Virtus Small-Cap Core Fund

Virtus Small-Cap Growth Fund

Virtus Small-Cap Sustainable Growth Fund

Virtus Small-Cap Value Fund

Virtus Strategic Growth Fund

Virtus Tactical Allocation Fund

Virtus Value Opportunities Fund